Exhibit 99.1

Letter from the President

Dear Shareholders:

We are pleased to report continued growth and quality trends at EvergreenBancorp, Inc.

Total assets reached another record high of $196.2 million at the close of first quarter 2004, growing 14.4% over the same period last year. Total loans grew 20.7%, reaching $138.5 million. Record highs were also reached in total deposits, reaching $156.1 million and representing 17.6% growth.

Our excellent asset quality and strong balance sheet underscore this record growth. Non-performing loans were down to .22% of total loans on March 31, 2004 compared to .84% one year ago. Our reserve for loan losses reflects the quality of our assets. The reserve totaled 1.20%, compared to 1.38% on lower loan totals at the end of the first quarter last year. Our capital to asset ratio remains strong at 8.63% compared to 9.38% last year.

Earnings for the quarter were positively impacted by an 8.4% growth in net interest income to $2.2 million and a 9.0% growth in non-interest income, reaching $449.5 thousand. Non-interest expense, excluding a write down of real estate owned, was well controlled, ending a slight 1.8% above last year’s first quarter.

Earnings for first quarter were down slightly due to the write down of the foreclosed real estate we acquired late last year. The write down is in anticipation of the sale of that property, which is scheduled to close in May. Earnings for the quarter were $286.1 thousand ($.24 per share) compared to $298.1 thousand ($.25 per share) for the first quarter last year. Earnings would have been close to $350.0 thousand without the write down.

These fine results and the continuation of excellent performance trends reflect the hard work and dedication of our entire staff over the past several years. We continue to refine our efforts to achieve higher levels of performance and look forward to reporting an ongoing pattern of strong results as we move ahead.

Sincerely,

Gerald O. Hatler
President and Chief Executive Officer